EXHIBIT 5.1

[Letterhead of Law Offices of Thomas E. Puzzo, Esq.]

February 14, 2008

CanAm Uranium Corp.
1255 West Pender Street
Vancouver, BC
Canada V6E 2V1

Re: Registration of Common Stock of CanAm Uranium Corp., a Nevada corporation (“CanAm Uranium”)

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of (i) 1,000,000 shares of common stock issued and sold pursuant to that certain Corporate Development Consulting Services Agreement dated January 15, 2008, by and between the Registrant and Anthony Caridi (the “Caridi Agreement”) and (ii) 2,000,000 shares of common stock issued and sold pursuant to that certain Consulting Services Agreement dated January 28, 2008, by and between the Registrant and Charles van Musscher (the “van Musscher Agreement”), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the Caridi Agreement and the van Musscher Agreement, and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of common stock of CanAm Uranium.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Law Offices of Thomas E. Puzzo, PLLC